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                                                                    Exhibit 10.6

                                    (CLEARWIRE LOGO)

April 27, 2004

Mr. R. Gerard Salemme
3828 Vacation Lane
Arlington, VA 22207

Dear Garry:

On behalf of Clearwire Corporation I am pleased to offer you the position of Executive Vice President, External Affairs beginning April 1, 2004. This letter outlines some of the details concerning this position and the compensation and benefits we offer to you. We are excited by the possibility that you may join our team!

COMPENSATION:

Your compensation will be calculated at a rate equal to an annual salary of $300,000.00. You will be paid bi-weekly in accordance with the company's standard payroll practices. In addition to your base salary, you will be eligible for an annual discretionary bonus of up to 26% of your base compensation, as determined by the company and in its discration.

BENEFITS:

You will be eligible for standard company benefits including medical, disability and life insurance under the applicable company plans, as well as vacation and sick leave, consistant with the benefits provided to other employees. We can provide additional details to you concerning these benefits if you would like.

SEVERANCE:

In the event that we terminate you without cause (whether through constructive termination or otherwise), we will promptly pay you a severance amount equal to six (6) months salary.

OTHER TERMS OF EMPLOYMENT:

Before your employment can begin, you will need to execute our standard confidentiality, non-solicitation and non-competition agreement. In addition, you will need to provide documentation concerning your ability to work in the United States so that we can complete the I-9 process required by law.

This is an exciting time for Clearwire and an exciting career opportunity for someone with your skills and career goals. We hope you will be joining our team. In the meantime, if you have any questions or concerns, please feel free to call me. Please indicate your acceptance of this offer by signing below and returning the signed offer letter to Ben Wolff.

Sincerely,

/s/ Craig O. McCaw
-------------------------------------
Craig O. McCaw
Chief Executive Officer


ACCEPTED BY: /s/ R. Gerard Salemme      DATE ACCEPTED: 4/30/04
             ------------------------

             10210 N.E. POINTS DRIVE, SUITE 210, KIRKLAND, WA 98033
                     FAX: 425-216-7900/PHONE: 425-216-7812